Exhibit 99.1

For Immediate Release

Meta Financial Group, Inc. ® Announces New Board Member

Ken Stork to Join Board of Directors

SIOUX FALLS, S.D. (5/23/16) – Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) and MetaBank announced today that Kendall E. “Ken” Stork has been appointed to the Company’s Board of Directors effective June 27, 2016. Mr. Stork has also been appointed to MetaBank's Board of Directors.
Mr. Stork, 63, retired from Citibank earlier this year as Regional Director of Credit Card Operations and as Site President of Citibank’s Sioux Falls, South Dakota location. "Ken brings tremendous credit card, payments, operations, banking and leadership expertise and experience to Meta’s Board" said J. Tyler Haahr, Chairman and CEO.
Mr. Stork, who joined Citibank in 1988, most recently led all core operations servicing for Citibank’s branded and retail credit card portfolios across several domestic and international locations. He also previously served as President and CEO of Citibank South Dakota, N.A. for 11 years and oversaw more than 3,000 employees. Mr. Stork graduated from the University of Nebraska with a B.S. degree in Business with an Accounting emphasis.

About Meta Financial Group
Meta Financial Group, Inc.® (MFG or the Company) is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, its tax refund-transfer software division.

Media Contact:
Katie LeBrun
Corporate Communications Director
605.362.5140
klebrun@metabank.com